                                            Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces First Quarter Fiscal 2026 Results

Q1 performance ahead of expectations for Sales, Adjusted EPS and EBITDA
Successfully Completed Feminine Care Business Divestiture for $340 Million, Sharpening Portfolio Focus
Full Year Outlook for Continuing Operations Remains Consistent with Prior Outlook

Shelton, Conn - February 9, 2026 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its first fiscal quarter 2026 ended December 31, 2025.

“We delivered a solid start to fiscal 2026. Our first quarter performance modestly exceeded our expectations for organic net sales, adjusted EPS and adjusted EBITDA(1). Alongside strong execution in our core businesses, we successfully completed the divestiture of Feminine Care, a pivotal milestone in our transformation journey that further sharpens our portfolio focus and strengthens our balance sheet. Importantly, the estimated annualized impact of the divestiture is expected to be favorable to our previous outlook,” said Rod Little, Edgewell’s President and Chief Executive Officer.
“After adjusting for the impact of the divestiture, our full year outlook for continuing operations is unchanged to our prior outlook for sales, adjusted EPS, adjusted EBITDA and free cash flow. Moving forward, as a more focused and agile company with a streamlined portfolio, we believe we are well-positioned to drive sustainable growth and create long-term shareholder value as we execute against our plan for fiscal 2026 and beyond.”

Unless otherwise noted, reported results in this release are based on continuing operations and exclude the Feminine Care business which is treated as discontinued operations. This presentation also includes discussions of certain metrics on a consolidated basis, which is inclusive of the Feminine Care business, to help investors assess performance compared to the Company’s prior financial outlook, which was done on a consolidated basis. The Company reports and forecasts results on a GAAP and non-GAAP basis and has reconciled non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are for the same period in the prior fiscal year unless otherwise stated.

Fiscal 1Q 2026 Executive Summary

Consolidated Basis (Inclusive of the Feminine Care Business)
•Net Sales were $486.8 million, an increase of 1.8% compared to the prior year.
•Organic net sales decreased (0.3)% (Organic basis excludes the impact from currency movements).
•GAAP Diluted Net Earnings (Loss) Per Share ("EPS") were $(1.41), compared to $(0.04) in the prior year quarter.
•Adjusted EPS were $0.03, compared to $0.07 in the prior year quarter.

(1) First quarter guidance was provided on a consolidated basis, inclusive of Feminine Care.

Continuing Operations Basis (Excluding the Feminine Care Business)
•Net sales were $422.8 million, an increase of 1.9% compared to the prior year quarter.
•Organic net sales decreased 0.5% (Organic basis excludes the impact from currency movements).
•GAAP Diluted Net Earnings (Loss) Per Share ("EPS") were $(0.63), compared to $(0.21) in the prior year quarter.
•Adjusted EPS were $(0.16), compared to $(0.10) in the prior year quarter.

Fiscal 1Q 2026 Operating Results From Continuing Operations (Unaudited)
Net sales were $422.8 million in the quarter, an increase of 1.9%, including a $9.6 million favorable impact from currency movements. Organic net sales decreased $1.9 million, or 0.5%. Organic sales growth in North America was 0.7%, driven by volume growth in Sun Care and Grooming, partially offset by lower volumes and unfavorable pricing in Wet Shave and Skin Care. Organic sales in international markets declined 1.6%, largely driven by volume declines in Sun Care and Wet Shave, primarily reflecting an anticipated change in the quarterly phasing of Wet Shave sales in Japan, and Sun Care sales in distributor markets.
Gross profit was $161.0 million, as compared to $172.5 million in the prior year quarter. Gross margin as a percent of net sales was 38.1%, a decrease of 350-basis points. Adjusted gross margin as a percent of net sales decreased 210-basis points, to 39.5% in the quarter. Productivity savings of approximately 240-basis points and favorable currency movements were more than offset by 450-basis points of core inflation, tariffs, volume absorption and 75-basis points of unfavorable mix and other.

Advertising and sales promotion expense ("A&P") was $45.6 million, or 10.8% of net sales, a decrease of $0.5 million, compared to $46.1 million, or 11.1% of net sales in the prior year quarter.

Selling, general and administrative expense ("SG&A") was $102.4 million, or 24.2% of net sales, as compared to $99.6 million, or 24.0% of net sales in the prior year quarter. Adjusted SG&A was 23.7% of net sales, compared to 23.6% in the prior year quarter, which was primarily driven by higher people costs and unfavorable currency impacts, partly offset by lower consulting and corporate expenses.
The Company recorded pre-tax restructuring and related charges in support of cost efficiency and effectiveness programs of $24.4 million in the quarter.
Operating (loss) income, was $(18.9) million, or (4.5)% of net sales, inclusive of a $4.4 million, or 110-basis points positive impact from favorable currency movements, compared to $9.3 million, or 2.2% of net sales in the prior year quarter. Adjusted operating income was $8.1 million, or 1.9% of net sales, compared to $15.9 million, or 3.8% of net sales in the prior year quarter.
Interest expense associated with debt was $19.3 million, compared to $18.8 million in the prior year quarter. The increase in interest expense was the result of higher borrowing levels on the Company’s U.S. revolving credit facility.
Other (income) expense, net was $(1.3) million compared to $3.2 million in the prior year quarter. Currency hedge and remeasurement losses were $0.9 million in the current quarter, compared to losses of $2.0 million in the prior year quarter. The current year quarter included $0.5 million of other project gains, compared to $1.8 million of expense in the prior year quarter. Adjusted other (income) expense, net was $0.7 million compared to $2.3 million in the prior year quarter.
The effective tax rate for the first three months of fiscal 2026 was 20.9% compared to 20.6% in the prior year period. Both periods reflect a tax benefit on a loss. The fiscal 2026 effective tax rate reflects more favorable discrete and unusual items resulting in a larger tax benefit compared to FY25. The adjusted effective tax rate for the three months of fiscal 2026 was 34.7% (tax benefit on a loss), down from the prior year period adjusted effective tax rate of 7.8% (tax benefit on a loss).

GAAP net (loss) earnings from continuing operations were $(29.2) million or $(0.63) per diluted share compared to $(10.1) million or $(0.21) per diluted share in the prior year quarter. Adjusted net earnings from continuing operations were $(7.6) million or $(0.16) per share, inclusive of a $0.07 per share of favorable currency impact, compared to $(4.8) million or $(0.10) per share in the prior year quarter. Adjusted EBITDA from continuing operations was $25.0 million, inclusive of a $5.8 million favorable currency impact, compared to $30.9 million in the prior year quarter. Adjusted EBITDA on a consolidated basis was $38.1 million.
Net cash used for operating activities on a consolidated basis, inclusive of continuing and discontinued operations was $125.9 million for the three months ending December 31, 2025, compared to $115.6 million in the prior year period. The increase in cash used for operating activities was largely driven by lower earnings. The first quarter ended with $223.3 million in cash on hand, access to an additional $142.5 million under the Company’s U.S. revolving credit facility available and an adjusted net debt leverage ratio of 3.8x.

Capital Allocation
On February 5, 2026, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the first fiscal quarter of fiscal 2026. The dividend will be payable on April 8, 2026 to shareholders of record as the close of business on March 6, 2026. During the first quarter of fiscal 2026, the Company paid dividends totaling $7.4 million to stockholders. As of December 31, 2025, the Company had $100.0 million available for share repurchase in the future under the Board’s 2025 authorization.
Fiscal 1Q 2026 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales decreased $3.2 million, or 1.1%. Organic net sales decreased $11.6 million or 3.9%. International markets declined as a result of unfavorable phasing of Wet Shave sales in Japan, as anticipated, partly offset by higher pricing while North America declined as a result of decreased volumes and increased promotional levels. Segment profit decreased $4.4 million, or 9.4%. Organic segment profit, excluding the favorable impact from currency, decreased $8.5 million, or 18.2%, as lower gross margins were partly offset by lower marketing and SG&A expenses.
Sun and Skin Care (Sun Care, Men’s and Women’s Grooming Products, and Wet Ones)
Net sales increased $10.9 million, or 9.0%. Organic net sales increased $9.7 million, or 8.0%, driven by 19.5% growth in Sun Care, primarily driven by higher volumes in North America. Grooming increased 6.8% driven by increased volumes, led by nearly 27% growth in Cremo. Segment loss increased $0.2 million, or 5.9%, including a favorable impact from foreign currency of $0.3 million, or 8.8%. Organic segment loss increased $0.5 million, or 14.7%, driven by higher marketing expenses, partly offset by higher gross profit.
Full Fiscal Year 2026 Financial Outlook
The Company is providing the following outlook assumptions for fiscal 2026. The previous outlook provided on November 13, 2025 was on a consolidated basis, including the Feminine Care business. The change from the prior outlook reflects the removal of the Feminine Care business. The revised full year outlook for continuing operations remains consistent with the prior outlook. Unless otherwise stated, this outlook is presented on a continuing-operations basis and excludes the results of the Feminine Care business, which is reported as discontinued operations. Prior periods have been recast for comparability. Timing effects are as follows: Continuing operations reflect twelve months of stranded costs, while transition support services income which commenced upon closing is expected to be recognized for approximately eight months of the fiscal year. Refer to Note 8 for a reconciliation of previous consolidated outlook to continuing operations outlook.

•Reported net sales are now expected to increase in the range of approximately 0.5% to 3.5% (no change to previous outlook)
◦Includes an estimated 150-basis point positive impact from foreign currency changes
•Organic net sales are expected to be in the range of a 1.0% decrease to a 2% increase (no change to previous outlook)
•GAAP EPS is expected to be in the range of $0.55 to $0.95 (previously $1.10 to $1.50 on a consolidated basis)
◦Includes: Restructuring and related costs*, Sun Care reformulation, Other costs
•Adjusted EPS is expected to be in the range of $1.70 to $2.10 (previously $2.15 to $2.55 on a consolidated basis)
◦Reflects a $0.44 per share reduction from classifying the Feminine Care business as discontinued operations. On an annualized basis, this impact would be approximately $0.20 per share, compared to the Company’s prior annualized outlook in the range of a $0.40 to $0.50 per share impact
•Adjusted gross margin is expected to increase approximately 60-basis points (no change to previous outlook). Adjusted operating margin is expected to decrease approximately 50-basis points (no change to previous outlook), reflecting 70-basis points from higher A&P investment in the current year and 30-basis points from increased SG&A expense reflecting lower incentive compensation in the prior year
•Adjusted EBITDA is expected to be in the range of $245 to $265 million (previously $290 to $310 million on a consolidated basis)
◦Reflects a $44 million reduction from classifying the Feminine Care business as discontinued operations. On an annualized basis, this impact would be approximately $36 million, compared to the Company’s prior annualized outlook in the range of a $35 million to $45 million impact
•Other Income/Expense, net is expected to be approximately $20 million, (previously flat on a consolidated basis) inclusive of interest income of $5 million (previously $2 million on a consolidated basis), and Transition Services Income in the range of $15 to $19 million

•Interest expense associated with debt is now expected to be approximately $70 million (previously $73 million on a consolidated basis), as the proceeds from the Feminine Care transaction are expected to be used to pay down the balance of the Company’s U.S. revolving credit facility
•Adjusted effective tax rate is expected to be approximately 22% to 23% (previously 21% to 22% on a consolidated basis)
•Capital expenditures expected to be in the range of approximately 3.0% to 3.5% of net sales
•Adjusted free cash flow is expected to be approximately $80 to $110 million (previously $115 to $145 million on a consolidated basis)

As previously discussed, in fiscal 2026, the Company is taking specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency through restructuring and repositioning actions, including the further consolidation of Wet Shave operations. As a result of these actions, the Company expects to incur pre-tax charges of approximately $65 million (previously $49 million) for the full fiscal year.
Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

Refer to Supplemental Slides at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link by using the following link http://ir.edgewell.com/news-and-events/events for historical financial information related to Company’s divestiture of its Feminine Care business consistent with the continuing operations structure.

For those unable to participate during the live webcast, a re-play will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,200 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. These forward-looking statements include, but are not limited to, statements concerning our expectations regarding our future results of operations and financial condition; our capital allocation plans; our strategy, including sharpening our portfolio focus; impacts from the divestiture of our Feminine Care segment; our ability to drive sustainable growth and long-term shareholder value; and the effects of macroeconomic factors such as changes in tariffs and currency movements. Additional forward-looking statements can generally be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.

Factors that could cause fluctuations in our actual results include, but are not limited to, the following: our ability to compete in products and prices, as well as costs, in an intensely competitive industry; the loss of any of our principal customers or changes in the policies of our principal customers; our inability to design and execute a successful omnichannel strategy; our ability to attract, retain and develop key personnel; fluctuations in the price and supply of raw materials and costs of labor, warehousing and transportation; the impact of seasonal volatility on our sales, financial performance, working capital requirements and cash flow; the ability to successfully manage evolving global financial risks, including tariffs, foreign currency fluctuations, currency exchange or pricing controls and localized volatility; impacts from any loss of our principal customers or changes in the policies or strategies of our customers; our level of indebtedness and the various covenants related thereto, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payment; our failure to maintain our brands’ reputation and successfully respond to changing consumer habits; and perceptions of certain ingredients, negative perceptions of packaging, lack of recyclability or other environmental attributes; our access to capital markets and borrowing capacity; impairment of our goodwill and other intangible assets; the ability to successfully manage the financial, legal, reputational and operational risks associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; risks associated with our international operations; our ability to effectively integrate acquired companies and successfully manage divestiture activities; our ability to successfully implement our cost savings initiatives, including rationalization or restructuring efforts; the ability to rely on and maintain key Company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; the ability to successfully achieve, maintain or adjust our environmental or sustainability goals and priorities; the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, manufacturing processes, intellectual property, labor and employment, antitrust, privacy, cybersecurity and data protection, artificial intelligence, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; the ability to adequately protect our intellectual property rights; product quality and safety issues, including recalls and product liability; losses or increased funding and expenses related to our pension plans; and the other important factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 (“2025 Annual Report”) under Part I. Item 1A. “Risk Factors,” and in our other filings with the Securities and Exchange Commission (“SEC”). In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2025.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items which are considered by the Company as unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2026 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.

This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company utilizes “adjusted” non-GAAP measures including gross margin, SG&A, operating income, operating margin, effective tax rate, net earnings, earnings per share, EBITDA, and other (income) expense to internally make operating decisions.
◦Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes, net of foreign currency hedges compared to the prior year. Transactional foreign currency changes are driven by foreign legal entities’ transactions not denominated in local currency.
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency.
◦Segment profit is impacted by fluctuations in translation and transactional foreign currency. The impact of currency was applied to segments using management’s best estimate.
•The Company presents certain metrics on a consolidated and continuing operations basis to help with comparability.
•Free cash flow is defined as net cash from operating activities, less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Adjusted free cash flow is defined as free cash flow, adjusted for the following the one-time operating cash flow impacts associated directly with Feminine Care divestiture including tax, working capital, and deal related fees and expenses. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt is defined as Gross debt less cash. Adjusted net debt is adjusted for anticipated net proceeds from sale of Feminine Care business to provide a normal comparison to continuing operations adjusted EBITDA. Net debt leverage ratio is defined as net debt divided by trailing twelve month adjusted EBITDA. Adjusted net debt leverage ratio is defined as adjusted net debt divided by continuing operations trailing twelve month adjusted EBITDA and $26 million income from pro forma twelve month Transition Services. Refer to Supplemental Slides for fiscal year 2025 quarterly recast adjusted EBITDA reconciliation for continuing operations.

Basis of Presentation. In accordance with applicable accounting guidance, the results of the Feminine Care segment are presented as discontinued operations in the condensed consolidated statements of earnings and comprehensive income and, as such, have been excluded from both continuing operations and segment results for all periods presented. Further, the Company reclassified the assets and liabilities of the Feminine Care disposal group as assets and liabilities held for sale in the condensed consolidated balance sheet as of December 31, 2025 and September 30, 2025. The condensed consolidated statements of cash flows are presented on a consolidated basis with both continuing operations and discontinued operations. All amounts, percentages and disclosures for all periods presented reflect only the continuing operations of Edgewell unless otherwise noted.

Please refer to the Form 10-Q filed with the SEC on February 9, 2026.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended December 31,
	2025	2024
Net sales	$422.8	$415.1
Cost of products sold	261.8	242.6
Gross profit	161.0	172.5

Selling, general and administrative expense	102.4	99.6
Advertising and sales promotion expense	45.6	46.1
Research and development expense	13.8	13.4
Restructuring charges	18.1	4.1
Operating (loss) income	(18.9)	9.3
Interest expense associated with debt	19.3	18.8
Other (income) expense, net	(1.3)	3.2
Loss from continuing operations before income taxes	(36.9)	(12.7)
Income tax benefit on continuing operations	(7.7)	(2.6)
Net loss from continuing operations	(29.2)	(10.1)
(Loss) earnings from discontinued operations, net of tax	(36.5)	8.0
Net loss	$(65.7)	$(2.1)

Basic earnings (loss) per share:
Continuing operations	$(0.63)	$(0.21)
Discontinued operations	(0.78)	0.17
Basic loss per share	$(1.41)	$(0.04)

Diluted earnings (loss) per share:
Continuing operations	$(0.63)	$(0.21)
Discontinued operations	(0.78)	0.17
Diluted loss per share	$(1.41)	$(0.04)

Weighted-average shares outstanding:
Basic	46.6	48.7
Diluted	46.6	48.7

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31, 2025	September 30, 2025
Assets
Current assets
Cash and cash equivalents	$223.3	$225.7
Trade receivables, less allowance for doubtful accounts of $4.5 and $4.8	154.0	137.8
Inventories	461.2	433.8
Other current assets	161.6	138.6
Current assets held for sale	57.0	59.6
Total current assets	1,057.1	995.5
Property, plant and equipment, net	292.5	295.0
Goodwill	1,137.4	1,137.1
Other intangible assets, net	821.8	828.2
Other assets	179.1	178.7
Non-current assets held for sale	280.0	321.8
Total assets	$3,767.9	$3,756.3

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable	$32.5	$29.5
Accounts payable	213.1	219.7
Other current liabilities	247.9	311.1
Current liabilities held for sale	4.0	5.2
Total current liabilities	497.5	565.5
Long-term debt	1,520.8	1,383.3
Deferred income tax liabilities	118.3	118.8
Other liabilities	145.1	135.6
Non-current liabilities held for sale	—	—
Total liabilities	2,281.7	2,203.2
Shareholders’ equity
Common shares, $0.01 par value	0.7	0.7
Additional paid-in capital	1,560.6	1,578.8
Retained earnings	1,014.0	1,086.7
Common shares in treasury at cost	(984.6)	(1,003.3)
Accumulated other comprehensive loss	(104.5)	(109.8)
Total shareholders’ equity	1,486.2	1,553.1
Total liabilities and shareholders’ equity	$3,767.9	$3,756.3

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended December 31,
	2025	2024
Cash Flow from Operating Activities
Net loss	$(65.7)	$(2.1)
Depreciation and amortization	21.3	21.7
Share-based compensation expense	3.4	6.1
Loss on sale of assets	—	1.4
Impairment charges	37.4	—
Loss on assets held for sale	3.8	—
Deferred compensation payments	(0.2)	(0.2)
Deferred income taxes	(0.9)	0.2
Other, net	12.5	2.3
Changes in operating assets and liabilities	(137.5)	(145.0)
Net cash used for operating activities	(125.9)	(115.6)

Cash Flow from Investing Activities
Capital expenditures	(11.6)	(16.8)
Collection of deferred purchase price on accounts receivable sold	1.7	1.1
Net cash used for investing activities	(9.9)	(15.7)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	292.0	369.0
Cash payments on debt with original maturities greater than 90 days	(155.0)	(204.0)
Proceeds from debt with original maturities of 90 days or less	2.4	3.7
Repurchase of shares	—	(30.3)
Dividends to common shareholders	(7.4)	(7.9)
Net financing inflow (outflow) from the Accounts Receivable Facility	4.3	(13.3)
Employee shares withheld for taxes	(2.8)	(7.3)
Other, net	(0.1)	—
Net cash provided by financing activities	133.4	109.9

Effect of exchange rate changes on cash	0.0	(12.2)

Net decrease in cash and cash equivalents	(2.4)	(33.6)
Cash and cash equivalents, beginning of period	225.7	209.1
Cash and cash equivalents, end of period	$223.3	$175.5

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following two segments: Wet Shave and Sun and Skin Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, items which are considered by the Company to be unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
Segment net sales and profitability are presented below:

	Three Months Ended December 31,
	2025	2024
Net Sales
Wet Shave	$291.3	$294.5
Sun and Skin Care	131.5	120.6
Total net sales	$422.8	$415.1

Segment Profit
Wet Shave	$42.2	$46.6
Sun and Skin Care	(3.6)	(3.4)
Total segment profit	38.6	43.2
General corporate and other expenses	(24.1)	(20.9)
Amortization of intangibles	(6.4)	(6.4)
Interest and other expense, net	(20.0)	(21.1)
Restructuring and related charges	(24.4)	(4.1)
Acquisition and integration costs	—	(0.5)
Sun Care reformulation costs	(1.0)	(1.0)
Legal matters	(1.0)	—
Gain on investment	1.5	0.9
Other project and related costs	(0.1)	(2.8)
Total earnings before income taxes	$(36.9)	$(12.7)
Refer to Note 2 - GAAP to Non-GAAP Reconciliations below for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Three Months Ended December 31, 2025
	Gross Profit	SG&A	Operating (Loss) Income		EBIT (Loss) from Continuing Operations (1)	Income Tax Provision (Benefit) from Continuing Operations	Net Loss from Continuing Operations	Diluted EPS from Continuing Operations
GAAP — Reported	$161.0	$102.4	$(18.9)		$(36.9)	$(7.7)	$(29.2)	$(0.63)
Restructuring and related costs	5.8	(0.5)	24.4		24.4	6.0	18.4	0.40
Sun Care reformulation costs	—	—	1.0		1.0	0.2	0.8	0.02
Gain on investment	—	—	—		(1.5)	(0.3)	(1.2)	(0.03)
Legal matter	—	(1.0)	1.0		1.0	0.2	0.8	0.02
Other project and related costs	—	(0.6)	0.6		0.1	—	0.1	—
Tax shortfall on equity compensation	—	—	—		—	(2.7)	2.7	0.06
Total Adjusted Non-GAAP	$166.8	$100.3	$8.1		$(11.9)	$(4.3)	$(7.6)	$(0.16)

						Adjusted Non-GAAP Constant Currency		(0.23)

GAAP as a percent of net sales	38.1%	24.2%	(4.5)%			GAAP effective tax rate		20.9%
Adjusted as a percent of net sales	39.5%	23.7%	1.9%			Adjusted effective tax rate		34.7%

Adjusted Constant Currency as a percent of net sales	38.7%		0.8%	—

Three Months Ended December 31, 2024
	Gross Profit	SG&A	Operating Income	EBIT (Loss) from Continuing Operations (1)	Income Taxes from Continuing Operations	Net Loss from Continuing Operations	Diluted EPS from Continuing Operations
GAAP — Reported	$172.5	$99.6	$9.3	$(12.7)	$(2.6)	$(10.1)	$(0.21)
Restructuring and related costs	—	—	4.1	4.1	1.0	3.1	0.07
Acquisition and integration costs	—	(0.5)	0.5	0.5	0.1	0.4	0.01
Sun Care reformulation costs	—	—	1.0	1.0	0.3	0.7	0.01
Gain on investment	—	—	—	(0.9)	—	(0.9)	(0.02)
Other project and related costs	—	(1.0)	1.0	2.8	0.8	2.0	0.04
Total Adjusted Non-GAAP	$172.5	$98.1	$15.9	$(5.2)	$(0.4)	$(4.8)	$(0.10)

GAAP as a percent of net sales	41.6%	24.0%	2.2%		GAAP effective tax rate		20.6%
Adjusted as a percent of net sales	41.6%	23.6%	3.8%		Adjusted effective tax rate		7.8%
(1) EBIT is defined as Loss from continuing operations before income taxes.

Note 3 - Net Sales and Profit (Loss) by Segment
Operations for the Company are reported via two Segments. The following tables present changes in net sales and segment profit (loss) for the three months ended December 31, 2025, as compared to the corresponding period in the prior year quarter.

Net Sales
Quarter ended December 31, 2025
	Wet Shave		Sun and Skin Care		Total
Net Sales - Q1 2025	$294.5		$120.6		$415.1
Organic	(11.6)	(3.9)%	9.7	8.0%	(1.9)	(0.5)%
Impact of currency	8.4	2.8%	1.2	1.0%	9.6	2.4%
Net Sales - Q1 2026	$291.3	(1.1)%	$131.5	9.0%	$422.8	1.9%

Segment Profit
Quarter Ended December 31, 2025
	Wet Shave		Sun and Skin Care		Total
Segment Profit (Loss) - Q1 2025	$46.6		$(3.4)		$43.2
Organic	(8.5)	(18.2)%	(0.5)	14.7%	(9.0)	(20.7)%
Impact of currency	4.1	8.8%	0.3	(8.8)%	4.4	10.1%
Segment Profit (Loss) - Q1 2026	$42.2	(9.4)%	$(3.6)	5.9%	$38.6	(10.6)%
For all tables, the impact of currency to segment profit includes both the translational and transactional currency changes during the quarter.

Note 4 - Net Debt and EBITDA
The Company reports financial results on a GAAP and adjusted basis. The tables below are used to reconcile Net Debt and Net earnings to EBITDA and Adjusted EBITDA, which are non-GAAP measures, to improve comparability of results between periods.

	December 31, 2025	September 30, 2025
Notes payable	$32.5	$29.5
Long-term debt	1,520.8	1,383.3
Gross debt	1,553.3	1,412.8
Less: Cash and cash equivalents	223.3	225.7
Net debt	1,330.0	1,187.1
Less: Expected proceeds from sale of Feminine Care business	340.0	—
Adjusted net debt	$990.0	$1,187.1

	Three Months Ended December 31,
	2025	2024
Net earnings	$(29.2)	$(10.1)
Income tax benefit	(7.7)	(2.6)
Interest expense, net	18.8	18.3
Depreciation and amortization	20.0	17.8
EBITDA	1.9	23.4

Restructuring and related charges (1)	22.5	4.1
Acquisition & integration costs	—	0.5
Sun Care reformulation costs	1.0	1.0
Legal matter	1.0	—
Gain on investment	(1.5)	(0.9)
Other project and related costs	0.1	2.8
Adjusted EBITDA	$25.0	$30.9
(1) Excludes $1.9 million of accelerated depreciation, which is included within Depreciation and amortization during the three months ended December 31, 2025.

Note 5 - Discontinued Operations
The following table presents the financial results of Feminine Care included in (Loss) earnings from discontinued operations, net of tax for the three months ended December 31, 2025 and 2024:

	Three Months Ended December 31,
	2025	2024
Net sales	$64.0	$63.3
Cost of products sold	48.0	44.2
Gross profit	16.0	19.1

Selling, general and administrative expense	12.5	3.3
Advertising and sales promotion expense	2.0	4.2
Research and development expense	0.6	0.5
Restructuring charges	0.2	0.1
Impairment charges	37.4	—
Operating income	(36.7)	11.0
Loss on assets held for sale	3.8	—
(Loss) earnings from discontinued operations before income taxes	(40.5)	11.0
Income tax (benefit) expense on discontinued operations	(4.0)	3.0
(Loss) earnings from discontinued operations, net of tax	$(36.5)	$8.0
The following table presents changes in net sales for the three months ended December 31, 2025, as compared to the corresponding period in the prior year quarter related to discontinued operations.

Net Sales Quarter ended December 31, 2025	Discontinued Operations
Net Sales - Q1 2025	$63.3
Organic	0.7	1.1%
Impact of currency	—	—%
Net Sales - Q1 2026	$64.0	1.1%

The following tables provide a GAAP to Non-GAAP reconciliation related to discontinued operations:

	Gross Profit	SG&A	Operating income	EBIT (Loss) from Discontinued Operations	Income Taxes (Benefit) from Discontinued Operations	Net Earnings from Discontinued Operations	Diluted EPS from Discontinued Operations
December 31, 2025
GAAP — Reported	$16.0	$12.5	(36.7)	(40.5)	$(4.0)	$(36.5)	$(0.78)
Restructuring and related costs	—	—	0.2	0.2	—	0.2	0.00
Impairment charges	—	—	37.4	37.4	3.2	34.2	0.73
Loss on sale	—	—	—	3.8	0.9	2.9	0.06
Vendor bankruptcy	0.7	—	0.7	0.7	0.2	0.5	0.01
Feminine Care divestiture costs	—	(10.2)	10.2	10.2	2.5	7.7	0.17
Total Adjusted Non-GAAP	$16.7	$2.3	$11.8	$11.8	$2.8	$9.0	$0.19

December 31, 2024
GAAP — Reported	$19.1	$3.3	11.0	11.0	$3.0	$8.0	$0.17
Restructuring and related costs	—	—	0.1	0.1	—	0.1	0.00
Total Adjusted Non-GAAP	$19.1	$3.3	$11.1	$11.1	$3.0	$8.1	$0.17
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are non-GAAP measures, to improve comparability of results between periods related to discontinued operations.

Three Months Ended December 31, 2025
Net earnings from discontinued operations	$(36.5)
Income tax benefit	(4.0)
Interest expense, net	—
Depreciation and amortization	1.3
EBITDA from discontinued operations	(39.2)

Restructuring and related charges	0.2
Vendor bankruptcy	0.7
Impairment charges	37.4
Feminine Care divestiture costs	10.2
Loss on sale	3.8
Adjusted EBITDA from discontinued operations	$13.1

Note 6 - Consolidated Operations
The following table presents changes in net sales for the three months ended December 31, 2025, as compared to the corresponding period in the prior year quarter.

Net Sales
Quarter ended December 31, 2025
	Continuing Operations		Discontinued Operations		Consolidated
Net Sales - Q1 2025	$415.1		$63.3		$478.4
Organic	(1.9)	(0.5)%	0.7	1.1%	(1.2)	(0.3)%
Impact of currency	9.6	2.4%	—	—%	9.6	2.1%
Net Sales - Q1 2026	$422.8	1.9%	$64.0	1.1%	$486.8	1.8%
The following tables provide a GAAP to Non-GAAP reconciliation related to consolidated operations:

Three Months Ended December 31, 2025
	Gross Profit	SG&A	Operating Income	EBIT (Loss)	Income Taxes Provision (Benefit)	Net (Loss) Income	Diluted EPS
GAAP — Reported	$177.0	$114.9	$(55.6)	$(77.4)	$(11.7)	$(65.7)	$(1.41)
Restructuring and related costs	5.8	(0.5)	24.6	24.6	6.0	18.6	0.40
Sun Care reformulation costs	—	—	1.0	1.0	0.2	0.8	0.02
Gain on investment	—	—	—	(1.5)	(0.3)	(1.2)	(0.03)
Legal matter	—	(1.0)	1.0	1.0	0.2	0.8	0.02
Vendor bankruptcy	0.7	—	0.7	0.7	0.2	0.5	0.01
Other project and related costs	—	(0.6)	0.6	0.1	—	0.1	0.00
Impairment charges	—	—	37.4	37.4	3.2	34.2	0.73
Loss on sale	—	—	—	3.8	0.9	2.9	0.06
Feminine Care divestiture costs	—	(10.2)	10.2	10.2	2.5	7.7	0.17
Tax shortfall on equity compensation	—	—	—	—	(2.7)	2.7	0.06
Total Adjusted Non-GAAP	$183.5	$102.6	$19.9	$(0.1)	$(1.5)	$1.4	$0.03

Three Months Ended December 31, 2024
	Gross Profit	SG&A	Operating Income	EBIT (Loss)	Income Taxes Provision (Benefit)	Net (Loss) Income	Diluted EPS
GAAP — Reported	$191.6	$102.9	$20.3	$(1.7)	$0.4	$(2.1)	$(0.04)
Restructuring and related costs	—	—	4.2	4.2	1.0	3.2	0.07
Acquisition and integration costs	—	(0.5)	0.5	0.5	0.1	0.4	0.01
Sun Care reformulation costs	—	—	1.0	1.0	0.3	0.7	0.01
Gain on investment	—	—	—	(0.9)	—	(0.9)	(0.02)
Other project and related costs	—	(1.0)	1.0	2.8	0.8	2.0	0.04
Total Adjusted Non-GAAP	$191.6	$101.4	$27.0	$5.9	$2.6	$3.3	$0.07

The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are non-GAAP measures, to improve comparability of results between periods related to consolidated operations.

Three Months Ended December 31, 2025
Net earnings	$(65.7)
Income tax benefit	(11.7)
Interest expense, net	18.8
Depreciation and amortization	21.3
EBITDA	(37.3)

Restructuring and related costs	22.7
Sun Care reformulation costs	1.0
Gain on investment	(1.5)
Legal matter	1.0
Vendor bankruptcy	0.7
Other project and related costs	0.1
Impairment charges	37.4
Feminine Care divestiture costs	10.2
Loss on sale	3.8
Adjusted EBITDA	$38.1

Note 7 - Outlook for Continuing Operations
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's projected fiscal 2026 outlook for continuing operations. The below outlook reflects management’s approximate expectations and are subject to rounding adjustments. As a result, the sum of individual amounts may not precisely equal the totals presented.

Adjusted EPS Outlook
Fiscal 2026 GAAP EPS	approx.	$0.55 - $0.95

Restructuring and related costs	approx.	1.40
Sun Care reformulation costs	approx.	0.11
Legal Matter	approx.	0.02
Gain on Investment	approx.	(0.03)
Other costs	approx.	0.08
Income taxes(1)	approx.	(0.43)

Fiscal 2026 Adjusted EPS Outlook (Non-GAAP)	approx.	$1.70 - $2.10
(1)Income tax effect of the adjustments to Fiscal 2026 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2026 GAAP Net Income	approx.	$25 - $45
Income tax provision	approx.	7
Interest expense, net of $5 interest income	approx.	65
Depreciation and amortization	approx.	77
EBITDA	approx.	$174 - $194

Restructuring and related costs (2)	approx.	63
Sun Care reformulation costs	approx.	5
Legal Matter	approx.	1
Gain on Investment	approx.	-1
Other costs	approx.	4
Fiscal 2026 Adjusted EBITDA	approx.	$245 - $265
(2) Excludes accelerated depreciation, which is included within Depreciation and amortization.

Note 8 - Previous Consolidated Outlook to Continuing Operations Outlook Reconciliation
The following tables provide reconciliations for Adjusted EPS and Adjusted EBITDA for comparison purposes to the Company’s November outlook, only. The below outlook reflects management’s approximate expectations, subject to rounding adjustments. As a result, the sum of individual amounts may not precisely equal the totals presented.

FULL-FISCAL YEAR 2026 ADJ. EBITDA OUTLOOK RECONCILIATION	Fiscal Year 2026		Annualized *
November Adjusted EBITDA Outlook $290 to $310 million	$300	mid-point	$300
2025 Discontinued Operations (12 months)	(61)		(61)
Estimated Transition Services (8 months)	17		26
Current Continuing Ops Adjusted EBITDA Outlook $245 to $265 million	$255	mid-point	$265

Change to prior outlook (previously $35 to $45 million annual)	$(44)		$(36)

FULL-FISCAL YEAR 2026 ADJ. EPS OUTLOOK RECONCILIATION	Fiscal Year 2026		Annualized *
November Adjusted EPS Outlook $2.15 to $2.55	$2.35	mid-point	$2.35
2025 Discontinued Operations (12 months)(3)	(0.91)		(0.91)
2026 Estimated Transition Services (8 months)	0.31		0.47
2026 Efficiencies - Interest and Amortization improvement (8 months)	0.17		0.25
Current Continuing Ops Adjusted EPS Outlook $1.70 to $2.10	$1.90	mid-point	$2.15

Change vs. prior outlook (previously $0.40 to $0.50 adj. EPS annual)	$(0.44)		$(0.20)

(3) Includes 2025 Discontinued Operations Adjusted EPS impact ($0.71) and impact of tax allocation recast on continuing operations in 2025 ($0.20).